Exhibit 99.1

Thursday, August 12, 2004

For Immediate Release

Contact:	Farmers National Banc Corp.
Frank L. Paden, President
Canfield, OH 44406
330-533-3341
Fax 330-533-0451
Email: exec@fnbcanfield.com

     FARMERS NATIONAL BANC CORP. DECLARES THIRD QUARTER CASH DIVIDEND

CANFIELD, Ohio – Farmers National Banc Corp, (OTC BB: FMNB), the parent of Farmers National Bank, announced today that the Corporation’s Board of Directors has declared a third quarter cash dividend of $.16 per share on its common stock, payable on September 30, 2004, to shareholders of record on September 10, 2004.

Farmers National Bank operates sixteen banking offices and ATMs throughout Mahoning, Trumbull and Columbiana counties. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.fnbcanfield.com.